Exhibit 99.1

     FALCON NATURAL GAS CORP. RELEASES CHRONOLOGY OF STATEMENTS CONCERNING THE WYANDOTTE WELLS AND THAT IT HAS REQUESTED THAT ITS REGISTRATION STATEMENT BE
                                    WITHDRAWN

HOUSTON, TEXAS - March 25, 2005 - Falcon Natural Gas Corp. ("Falcon" or the "Company"), (OTCBB:FNGC - NEWS) is releasing a chronology of statements
                             ----
concerning the Company's DB-3 prospect Wyandotte wells, which is located on leased acreage in St. Mary Parish, Louisiana (the "Wyandotte Property") and has requested that the Securities and Exchange Commission grant the Company's request to withdraw its Registration Statement filed on February 11, 2005.

In the Company's 10-QSB for the quarterly period ended September 30, 2004, filed with the SEC on January 7, 2004, the Company stated that it has completed three-dimensional geophysical seismic studies on the Wyandotte Property. The Company further stated that it intended to focus its resources on the Wyandotte Property, including the re-entry into an existing well and drilling two additional wells. Prior to re-entering the existing well or drilling any additional wells, the Company planned to perform certain engineering work to evaluate the costs and needs associated with such re-entry and drilling. The Company estimated that it would need to raise approximately $5 million of additional financing to re-enter the well on the Wyandotte Property. If the Company would discover reserves of natural gas on the Wyandotte Property or the Starr County Property (a location in Starr County, Texas), the Company estimated that it would need approximately $7,000,000 of additional financing for each subsequent well that it might drill.

A press release dated January 18, 2005, referred to the interview given by Mr. Fred Zaziski, the Company's CEO, to the Wall Street Network on January 11, 2005. According to Mr. Zaziski, the Company was able to secure a total of $11 million in equity financing with Cornell Capital Partners, LP. A portion of the financing was to be allocated to the Wyandotte Property, specifically to the re-entry into the Lower DB-3 prospect, which is classified as a PUD and has 20 BCF of proven-undeveloped gas reserves. Falcon was expecting its first rig work done in Louisiana in late January or February of 2005.

On January 25, 2005, the Company announced that it engaged Stokes & Spiehler, a leading petroleum engineering and consulting firm, to provide engineering support in preparation for drilling at its DB-3 prospect. According to Fred B. Zaziski, Falcon's CEO, the DB-3 prospect was very promising, and solid geological data and prior production history confirmed that the site has a great potential.

On February 1, 2005, the Company announced in a press release that it has signed a Project Evaluation and Economic Study Contract with International Energy Advisors of Moyes & Co., a company located in Dallas and Houston, Texas, to evaluate Falcon's Wyandotte Field and East Bob West prospects. The Company further stated that the three prospects at the Wyandotte Property represent a potential of up to 570 billion cubic feet (BCF) total gas. The 17,500 ft DB-3 prospect is classified as a PUD and has 20 BCF of proven-undeveloped gas reserves. The 17,000 ft Criss A prospect has potential for up to 50 BCF of gas and is located south of DB-3. The volumetrics of the third prospect, Marg 3, show this prospect to have a maximum potential of 500 BCF of gas.

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On  February  8,  2005, the Company announced that it will access the Lower DB-3
PUD prospect in St. Mary, Louisiana, by drilling a new directional well. According to Fred B. Zaziski, the Company's CEO, the cost of drilling a new well would be marginally higher than re-entering the Inglewood 2 well, but the risks are lower. The Company further stated that it was in the process of finalizing an agreement with a drilling partner that has shown interest in the Lower DB-3 PUD location.

In the Company's Registration Statement for 12,448,193 shares of common stock, filed with the SEC on February 11, 2005, the Company stated in its Risk Factors that no proven natural gas reserves were discovered on the Leased Property, which was collectively defined therein as the Starr County and the Wyandotte properties. The Company cautioned that if its exploration programs were to be successful in establishing commercial quantities of natural gas, the Company would require additional funds in order to place the Leased Property into production. Concerning only the Wyandotte Property, the Company stated that it would focus its resources on this property by performing certain engineering work to evaluate the costs and needs associated with the probable re-entry into an existing well and drilling additional wells in that location, and it estimated that it would need to raise approximately $5 million of additional financing to re-enter the well on the Wyandotte Property. The Company further stated that if reserves of natural gas were to be discovered on the Wyandotte Property or the Starr County Property, the Company would need approximately $7,000,000 of additional financing for each subsequent well that is desires to drill.

The equity financing with Cornell Capital Partners, LP is subject to numerous contingencies, most importantly obtaining effectiveness on a registration statement relating to the equity sold under the financing agreements.

On March 7, 2005, the Company announced that it was finalizing its decision on which contractor will drill the Wyandotte PUD well at the 17,500 ft Lower DB-3 prospect. According to Fred B. Zaziski, the Company's CEO, the Company was focusing on choosing the best possible option given the lead time and previous drilling experience in the area. Mr. Zaziski further added that based on the geographical data available, it is expected that this well will generate substantial cash flow for the Company.

On March 14, 2005, the Company issued a press release announcing that it has reviewed the evaluation report commissioned to Moyes & Co. with respect to the DB-3 prospect Wyandotte wells. According to Moyes' evaluation, based on available engineering, geological and geophysical, and commercial data, estimates mean reserves for the prospect to be 33 BCF, with a 67% probability of finding economic reserves. Previous estimates had attributed 20 BCF of Proven Undeveloped Reserves to the horizons.

The Company's Registration Statement filed on February 11, 2005 inadvertently failed to reflect the information contained in the Company's press releases dated January 25, 2005, February 1, 2005 and February 8, 2005 and did not reflect the information contained in the Company's March 7, 2005 and March 14, 2005 press releases. For this reason and based on comments received from the Securities and Exchange Commission concerning the structure of the equity and debt financing with Cornell Capital Partners, LP, the Company has requested that the Commission enter an order allowing the withdrawal of the February 11, 2005 Registration Statement. The Company intends to restructure the equity and debt financing transaction with Cornell Capital Partners, LP.

ABOUT  FALCON  NATURAL  GAS  CORP.
----------------------------------

Falcon Natural Gas Corp. is a Houston, Texas based Natural Gas exploration company. The company is focused on the acquisition and exploration of commercial prospects in onshore areas of the United States of America. For more information visit www.falcongas.com.
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